Exhibit 10.8

Loan Agreement

This Agreement is made and entered into at Colombo, in the Democratic Socialist Republic of Sri Lanka on this 01st day of March, 2018.

By and Between

MUHUNTHAN CANAGASOORYAM (Holder of National Identity Card bearing No. 742681688V) of No.25, Barnes Place, Colombo 07 in the said Republic of Sri Lanka (hereinafter called and referred to as the “Lender” which term or expression as herein used shall where the context so requires or admits mean and include the said MUHUNTHAN CANAGASOORYAM his heirs, executors and administrators, successors and assigns) of the One Part

and

DUO WORLD, INC. a Company duly incorporated under the Company Laws of the State of Nevada Corporation NRS Chapter 78 bearing registration No. E0486232014-3 and having its registered office at 170S, Green Valley Parkway, Suite 300, Henderson, Nevada 89012, USA (hereinafter called and referred to as “Company” which term and expression where the context so requires mean and include the said DUO WORLD, INC., its successors and assigns) of the Other Part.

WHEREAS the Company is engaged in the business of developing and marketing software for Data Analytics, Customer Life Cycle Management, Subscriber Billing and Work Flow.

AND WHEREAS he Company requires funds to invest in the final stages of product development and distribution.

NOW THIS AGREEMENT WITNESSETH in consideration of the foregoing and the mutual covenants herein constituting good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and the parties do hereby agree on the following terms and conditions.

1.	Principal Facility Amount

The Company agrees to borrow from the Lender and the Lender agrees to lend to the Company, a total sum of United States Dollars Twenty Seven Thousand (US$ 27,000 /-) (hereinafter called and referred to as “the Principal Facility”) subject to the terms and conditions hereinafter stipulated.

2.	Interest Rate

The rate of interest on the Principal Facility shall be eight percent (8%) per annum.

3.	Repayment

(a)	The Company shall repay the Principal Facility upon completion of thirty six (36) months from the date of this Agreement.
(b)	The Lender shall have the first right and choice to decide to receive the repayment of the Principal Facility together with interest, either in cash or issuance of common stock of Duo World, Inc. at a set conversion price per share (common stock).
(c)	The conversion price of a share (common stock) shall be at a discount of twenty percent (20%) from the PPM price then applicable.

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4.	Representation and Warranties

Each party to this Agreement represent and warrant to each other party that;

(a)	The Lender and the Company respectively has the power, authority and capacity to enter into and its obligations under this Agreement;
(b)	The execution, delivery and performance of this Agreement by the Lender and the Company has been duly and validly authorized;
(c)	This Agreement constitutes the legal, valid, binding and enforceable obligation for such party; and
(d)	The execution, delivery and performance of this Agreement by the Company does not violate its Memorandum and Articles of Association, corporate law, by-laws or other comparable charter documents or any provision of any laws, regulation, order or decree applicable to it.

5.	General Terms and Conditions

(a)	The Company shall inform the Lender of any material changes that may affect the Lender.
(b)	The Lender reserves the right to withdraw the Principal Facility in the event any change in circumstances including but not limited to material change in controlling ownership/management of the Company.
(c)	The Lender reserves the right to later and/or restructure the various limits detailed above herein.
(d)	The Lender reserves the right to review at his sole discretion, the Principal Facility hereunder from time to time and discontinue or vary the terms and conditions relating thereto including but not limited to the rate of interest.
(e)	Notwithstanding the term or the period specified for which this Principal Facility was granted, the said Principal Facility is repayable by the Company at any time on demand of the Lender without previous notice to the Company.
(f)	All expenses, stamp duty, legal and other related charges that may arise in this connection shall be borne by the Company.

6.	Amendment and Modification

The Company shall not amend or modify any provisions of this Agreement unless first obtaining the written approval from the Lender.

7.	Waiver

No breach of any provision of this Agreement shall be deemed waived unless it is waived in writing. No. course of dealing and no delay on the part of the Lender in exercising any right will operate as a waiver thereof or otherwise prejudice the Lender’s rights, powers, or remedies under this Agreement. No rights, powers, or remedies conferred by this Agreement upon the Lender will be exclusive of any other rights, power or remedy now or hereafter available at law, in equity, by statute or otherwise.

8.	Severability of Provisions

If any provision of this Agreement is held to be void, invalid, unenforceable or illegal, that provision shall be limited or eliminate to the minimum extent necessary and the other provisions of this Agreement shall continue in full force and effect and enforceable.

9.	Entire Agreement

This Agreement shall constitute the complete and entire agreement between the Parties and supersede all prior understandings, arrangements, correspondence, or agreements concerning the subject matter herein contained.

10.	Governing Law

This Agreement shall be governed and construed in accordance with the laws of Sri Lanka and its courts shall have exclusive jurisdiction in any matter arising out of or in connection with this Agreement.

11.	Notices

Parties agree that notices sent in respect of this Agreement shall deem to have been received is sent by registered post to the address given above.

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IN WITNESS WHEREOF the Lender and the authorized representative of the Company has placed their respective hands hereunto and to another of the same tenor and on the date as hereinbefore mentioned.

Signed by:

For and on behalf of the Company
Lender	Duo World, Inc.

/s/ Muhunthan Canagsooryam	/s/ Jennifer Samuel Perera
Muhunthan Canagasooryam	Jennifer Samuel Perera
Director / Chief Finance Officer

Witnesses

1)	________________________

Name:

NIC No:

2)	________________________

Name:

NIC No:

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